Exhibit 10.13

Letter of Commitment

As expanding business in education market, Golden Sun Education Group Limited, needs more capital to invest and develop in the following several years. As the chairman and CEO of the company, I promise: if the company in the following five years (2021-2025) encounter cashflow difficulties, I would like to use with my personal money to ensure the normal operation of the company, and do not require the company to pay back the loan to me. I can renew the loan after it matures.

CEO: Weng Xueyuan

Date: January 28, 2021